Exhibit 10.27
     Agreement dated as of the day of April 2010 by and between CytoCore, Inc., a Delaware corporation with offices located at 414 N. Orieans Street, Chicago, II 60610 (the Company) and Dr. Mauro Scimia, located in Via dei Faggi 2 -00062 Bracciano (Rome, Italy)
(“Consultant”)
               1.) Consultant shall devote a substantial amount of his time and effort to develop a distribution system for the Company’s products in Europe. Consultant shall identify reputable and experienced distributors and other health care providers such as laboratories and medical groups and upon authorization by the Company negotiate the terms of distribution and sales agreements, subject to the Company’s prior approval and execution of such agreements. The Distributors shall be assigned exclusive Areas so that the major markets in Europe will be adequately served. The Company shall determine the Areas, transfer pricing and minimum quantities acceptable to the Company to enter into any distribution and sales agreements,. Upon execution of the distribution and sales agreements, Consultant shall work with the distributors and health care providers on the Company’s behalf to implement said agreements.
               2.) Consultant shall provide a sales plan and projections by country, distributor and health care providers on a monthly basis and shall report monthly on the results of such plan to the CEO of the Company and its Director of International Sales.
               3.) Consultant shall receive a commission of 10% of gross revenues received by the Company from the distributors for Company products sold to them. The Company may terminate any or all of the distributors upon the Company’s determination that such distributor(s) are not producing sufficient sales, poor payment history with the. Gross revenue shall be determined on the basis of F.O.B., point of manufacture. In addition, gross revenue shall be reduced by refunds, returns or allowances and bad debts.
               4.) (a) The commission due to Consultant on the sale of Company products to the distributors or labs or other health providers shall be paid to Consultant during the term of this Agreement including any extensions thereto. Upon the expiration of this Agreement or extension thereto or earlier termination of this Agreement, Consultant shall receive a commission of 7% of gross revenue received from the distributors introduced by him to the Company during the 12 months thereafter, 5% of gross revenues during the following 12 months and 1% during the third year after expiration or earlier termination.

               (b) Consultant shall receive a monthly advance fee (Draw) of 2,000 Euros/month to be offset against future commissions earned by Consultant.
               (c) 35% of the commissions due Consultant shall be paid upon the sale and delivery and invoicing of inventory to distributors or health providers, reduced by Draw previously paid by the Company to Consultant; the balance shall be paid with 10 days after payment by the distributor to the Company has cleared or letter of credit has been received by the Company.
               (d) The Company will provide Consultant with the basis upon which the Company has determined commissions to be due to Consultant. Consultant may request an audit of such calculation. The Company shall perform such audit, but Consultant will be charged for such expense unless the audit determines that the commission paid to the Consultant is less than 95% of the correct commission amount.
               (e) Payment of commissions shall be paid in U.S. Dollars. Conversion of U.S. Dollars into Euros will be responsibility of the Consultant.
               (f) Consultant is authorized to incur reasonable, ordinary and necessary business expenses in the performance of his duties, except that any expense of $200.00 or higher shall require the prior approval of Director of International Sales and for expenses over $500 approval by the CEO of the Company. Approved consultant expenses will be reimbursed by bank wire by dollars after translated into Euros within 14 calendar days of submission.
Consultant shall be eligible to receive the following grants of common stock based on performance:
     (a) 100,000 shares of common stock of the Company should sales generated by Consultant’s customers equal or exceed U.S. $1,000,000 during the first 12 months of the contract.
     (b) 200,000 shares of common stock of the Company should sales by Consultants’ Customers equal or exceed U.S. $2,500,000 during the first 12 months of the contract.
     (c) 100,000 shares of common stock of the Company should sales to Consultant’s customers equal or exceed U.S. $4,000,000 during the second year of the contract.
     (d) 200,000 shares of common stock of the Company should sales to Ocana Distributors equal or exceed U.S. $6,000,000 during the second year of the contract
Consultant may receive other bonus upon the company’s discretion.
               5.) The term of this Agreement shall commence on the date a fully executed Agreement is received by Consultant and shall continue in full force and effect for a probationary period of 6 months during which any party may terminate. All amounts outstanding will be paid to the consultant. Notwithstanding the foregoing, the Company may continue this Agreement without continuing to pay a Draw if, in the Company’s sole discretion, it determines that progress in implementing the distribution system is not proceeding as rapidly as anticipated, Consultant will provide a 3 month notice of termination, during which he will ensure a smooth and professional termination, including the transition of assignments and contacts to persons or other consultants designated by the company. Company will provide a 9 month notice of termination to the consultant. In the event the company decides not to use the Consultant’s services during the 9 month period, consultant will be paid for the full 9 months. If consultant leaves voluntarily before the 9 month period expires, all consultancy fees will terminate.
               6.) Consultant is providing services to the Company as an independent contractor and shall not be deemed to be an employee of the Company for any purpose.
          IN WITNESS WHEREOF, the parties hereto have set their hands this 14 day of April 2010.

CYTOCORE, INC.
By:	/s/ Robert F. McCullough

/s/ Dr. Mauro Scimia
Dr. Mauro Scimia